FOR FURTHER INFORMATION CONTACT:                                                                                     Judith M. LaCouture
                  (570) 340-6144

FOR IMMEDIATE RELEASE

FNCB SUSPENDS DIVIDEND PAYMENTS TO CONSERVE CAPITAL

DUNMORE, Pa., Feb. 26 -- First National Community Bancorp, Inc. (OTC Bulletin Board: FNCB), the financial holding company of First National Community Bank, announced today that its Board of Directors has voted to suspend payment of the Company's quarterly dividend indefinitely in an effort to conserve capital.
 Emphasizing the Bank is both well-capitalized under all applicable regulatory requirements and organizationally strong, President and Chief Executive Officer J. David Lombardi noted the move reflects the conservative philosophy and measured approach that has served the institution well over its 100-year history.
"The Board recognizes the importance of preserving cash and, given the challenging economic conditions that continue to impact the health and stability of many businesses within the region we serve, believes dividends should be paid from current and anticipated earnings to prudently fund fiscal 2010 operations," Lombardi explained.  "While the suspension of our quarterly dividend is disappointing, FNCB is busy making quality loans, paying an attractive rate on each of our products and opening new offices to serve more customers in more communities throughout Northeastern Pennsylvania."
According to Lombardi, suspending the $0.02 per share dividend will save the Company approximately $1.3 million.  The Board will reevaluate the policy in the future on a quarter-by-quarter basis.
The suspension is among several initiatives in place to conserve cash reserves during the nation's protracted economic slump.  The Company recently announced it had raised more than $23 million through the sale of subordinated notes which will mature on September 1, 2019.  A substantial portion of the net proceeds of the completed sale will be used to strengthen the institution's capital position, improve liquidity, increase lending capacity and support FNCB's continuing growth objectives.
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FNCB Board Votes To Suspend Dividend
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First National Community Bank provides personal, small business and commercial banking services to individuals and businesses from 21 community offices throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania.  FNCB's newest office, located on Wheeler Ave. in Dunmore, opened in December 2009.  The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

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